Exhibit 10.5

RESTRICTED UNIT AGREEMENT

(Ratable Period of Restriction Ends in Thirds; Code 162(m) Goals)

[Global Affiliate] (the “Global Affiliate”) confirms that, on [grant date] (the “Grant Date”), you [name] were granted [number] Restricted Units. Your Restricted Units are subject to the terms and conditions of this Restricted Unit Agreement (this “Agreement”) and the MetLife, Inc. 2015 Stock and Incentive Compensation Plan (the “Plan”). Any payment due under this Agreement may be made by any one or more Affiliates (the “Paying Affiliate”).

1. Standard Settlement Terms.

(a) The terms of this Section 1 shall be referred to as the “Standard Settlement Terms” and will apply to your Restricted Units except in so far as Sections 2, 3, or 14 apply.

(b) The Period of Restriction for your Restricted Units will end in stages on the first three anniversaries of the Grant Date. Each portion of your Restricted Units subject to a different Period of Restriction shall be referred to as a “Unit Tranche” and during its Period of Restriction as an Outstanding Unit Tranche.” The Period of Restriction for one-third (1/3) of your Restricted Units (rounding down to the nearest whole number of Restricted Units, the “First Unit Tranche”) will begin on the Grant Date and end on the first anniversary of the Grant Date. The Period of Restriction for one-third (1/3) of your Restricted Units (rounding down to the nearest whole number of Restricted Units, the “Second Unit Tranche”) will begin on the Grant Date and end the second anniversary of the Grant Date. The Period of Restriction for each of your Restricted Units not included in either the First or the Second Unit Tranches (the “Third Unit Tranche”) will begin on the Grant Date and end the third anniversary of the Grant Date.

(c) Each Unit Tranche will be due and payable after the conclusion of the Period of Restriction applicable to that Unit Tranche only if the Committee determines in writing that the Company met one or more of the Section 162(m) Goals for the calendar year immediately preceding the end of that Period of Restriction. If the Committee makes such a determination with respect to such goals, your Restricted Units will be due and payable in cash equal to the Closing Price on the last day of the Period of Restriction, and will be due and payable at the time specified in Section 8. The “Section 162(m) Goals” shall be the following:

(1) Positive Company Adjusted Income for the calendar year immediately preceding the end of the Period of Restriction.

(2) Positive Company Total Shareholder Return for the calendar year immediately preceding the end of the Period of Restriction.

(3) For purposes of this Section 1(c), the following definitions shall apply:

(a) “Adjusted Income” means income from continuing operations before provision for income tax, excluding net investment gains (losses) (determined in accordance with Section 3(a) of Article 7.04 of SEC Regulation S-X), which includes total net investment gains (losses) and net derivatives gains (losses).

(b) “Total Shareholder Return” means the change (plus or minus) from the Initial Closing Price to the Final Closing Price, plus dividends (if any) actually paid on Shares on a reinvested basis during the applicable period. “Initial Closing Price” means the average Closing Price for the twenty (20) trading days prior to the first day of the applicable period. “Final Closing Price” means the average Closing Price for the twenty (20) trading days prior to and including the final day of the applicable period.

2. Change of Status. The terms of this Section 2 describe how various events affect a Unit Tranche during its Period of Restriction, subject to Section 14. For purposes of this Section 2, your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment, but any other termination of employment with the Company or any of its Affiliates (including the end of your employer’s status as an Affiliate) will be a termination of employment. The terms of this Section 2 shall apply as provided, except as otherwise determined by the Committee.

(a) Long-Term Disability. In the event you qualify for long-term disability benefits under a plan or arrangement offered by the Company or an Affiliate for its Employees, or under another plan or arrangement designated for this purpose by the Committee, then (subject to Section 2(g)) Standard Settlement Terms will continue to apply to your Outstanding Unit Tranches. Once this Section 2(a) applies, then none of Sections 2(b), (c) or (f) will apply to your Outstanding Unit Tranches, even if you subsequently return to active service.

(b) Death. In the event that your employment with the Company or an Affiliate terminates due to your death, each of your Outstanding Unit Tranches will be due and payable in the form of Shares (or cash at a value equal to the Closing Price on the date of your death, if so determined by the Committee). Any payment will be made at the time specified in Section 8.

(c) Post-Employment Award Continuation.

(1) If your employment with the Company or an Affiliate terminates (other than for Cause) on or after your Rule of 65 Date, then (subject to Section 2(g)), the Standard Settlement Terms will continue to apply to your Outstanding Unit Tranches; provided that, if the Committee finds that, any time during the Period of Restriction, you have made statements that damage, disparage, or otherwise diminish the reputation or business of the Company. any of its Affiliates, or of any their respective employees, officers, directors, products, or services, with the exception of truthful statements that are compelled by law or otherwise authorized pursuant to legal or administrative processes, your Outstanding Unit Tranches shall be forfeited.

(2) For this purpose:

(a) the “Rule of 65 Date” means the date that the sum of your total completed years of age plus total Service is equal to or greater than sixty-five (65), so long as your Service is equal to or greater than five (5); and

(b) “Service” means the aggregate number of completed years of employment with the Company and its Affiliates (solely during your employer’s status as an Affiliate), as conclusively determined by the Company without regard to any later determinations or findings regarding your employment status by any third party.

(d) Reserved.

(e) Termination for Cause. In the event that your employment with the Company or an Affiliate terminates for Cause, your Outstanding Unit Tranches will be forfeited immediately.

(f) Other Termination of Employment. If none of Sections 2(a) through (e) applies, each of your Outstanding Unit Tranches will be forfeited immediately upon your termination of employment.

(g) Forfeiture Under Conditions Potentially Covered by Code Section 457A.

(1) Unless the Committee determines otherwise, this Section 12(g) will apply to the extent that:

(a) Sections 2(a) or (c) apply to your Outstanding Unit Tranches;

(b) the Company determines that you provided services to the Company or an Affiliate through an entity that would be deemed to be a “nonqualified entity” under Code Section 457A for any of the Period of Restriction (such period, the “457A Period”); and

(c) the Company determines that Code Section 457A potentially applies to your Outstanding Unit Tranches.

(2) To the extent that this Section 12(g) applies to your Outstanding Unit Tranches:

(a) the pro rata portion of that Unit Tranche represented by the 457A Period as a portion of the period from the Grant Date to the end of the Period of Restriction for the Unit Tranche (the “457A Portion”) will be forfeited upon your termination of employment, unless the Company or an Affiliate offers you the opportunity to certify that you were not, during any portion of the Period of Restriction, subject to income tax by the United States of America (the “United States”) and you so certify; and

(b) that Unit Tranche, other than the 457A Portion, will be subject to Sections 2(a) or (c) as otherwise applicable.

3. Change of Control.

(a) The terms of this Section 3 describe how a Change of Control will affect an Outstanding Unit Tranche during its Period of Restriction. If a Change of Control occurs prior to any of the events described in Section 2, or subsequent to the events described in Section 2(a) or (c), this Section 3 will supersede the terms of Section 2. If any of the events described in Section 2(b), (e), or (f) occurs prior to a Change of Control, the terms of Section 2(b), (e), or (f) will supersede the terms of this Section 3.

(b) Except as provided in Section 3(c), and unless otherwise prohibited under law or by applicable rules of a national security exchange, if a Change of Control occurs, your Outstanding Unit Tranches will be due and payable in the form of cash equal to the number of your Outstanding Unit Tranches multiplied by the Change of Control Price. Any payment will be made at the time specified in Section 8. The terms of Section 2(g), except for Section 2(g)(2)(b), shall apply to such a payment, provided, however, that the Company or an Affiliate shall offer you the opportunity to certify as described in Section 2(g)(2)(a).

(c) The terms of Section 3(b) will not apply to your Outstanding Unit Tranches if the Committee reasonably determines in good faith, prior to the Change of Control, that you have been granted an Alternative Award for your Outstanding Unit Tranches pursuant to Section 15.2 of the Plan. Any such Alternative Award shall not accelerate the timing of payment or otherwise violate Code Section 409A and shall substantially replicate the terms of Section 2(g), except for Section 2(g)(2)(b), provided, however, that the Company or an Affiliate shall be required to offer you the opportunity to certify as described in Section 2(g)(2)(a).

4. Nontransferability of Awards. Except as provided in Section 5 or as otherwise permitted by the Committee, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Restricted Units, and all rights with respect to your Restricted Units are exercisable during your lifetime only by you.

5. Estate. Benefits remaining unpaid at your death will be paid to your estate, except as otherwise required by law.

6. Tax Withholding. The Company or an Affiliate may withhold amounts it determines are necessary to satisfy tax withhold responsibilities by withholding amounts from payment made under this Agreement, or from other payments due to you to the extent permissible under law, an amount sufficient to satisfy the minimum statutory United States, state, local or other applicable tax withholding requirements. The Company will defer payment until this requirement is satisfied.

7. Adjustments. The Committee will make appropriate adjustments in the terms and conditions of your Restricted Units as provided in Section 4.2 of the Plan, and may make adjustments in the terms and conditions of your Restricted Units as provided in Section 16.2 of the Plan. The Committee’s determinations in this regard will be conclusive.

8. Timing of Payment.

(a) To the extent applicable, this Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly.

(b) If payment is due and payable under Section 2(b), it will be made upon your death.

(c) If payment is due and payable under Section 3(b), and the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days after the Change of Control. If payment is due and payable under Section 3(b), and the Change of Control that causes payment to be due and payable is not a “change of control” as defined under Code Section 409A, such sum shall be paid to you at the time determined under Section 8(d).

(d) If payment is due and payable under the Standard Settlement Terms, payment will be made by March 15 of the calendar year after the expiration of the applicable Period of Restriction for the Unit Tranche; provided, however, that if you were given the opportunity to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate, such as may have occurred in connection with the beginning of your employment, and chose to defer payment, then payment will be made at the time determined under that plan.

9. Closing Price. For purposes of this Agreement, Closing Price will mean the closing price of a Share as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Shares are quoted at the relevant time), or in the event that there are no Share transactions reported on such tape or other system on the applicable date, the closing price on the immediately preceding date on which Share transactions were reported. Closing Price shall constitute “Fair Market Value” under the Plan for all purposes related to your Restricted Units.

10. No Guarantee of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Company or an Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of the Company or an Affiliate.

11. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any action otherwise regarding this Agreement must be brought in a court in the State of New York, to which jurisdiction the Company and you consent.

12. Miscellaneous.

(a) For purposes of this Agreement, “Committee” includes any direct or indirect delegate of the Committee as defined in the Plan and (unless otherwise indicated) the word “Section” refers to a Section in this Agreement. Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the Plan.

(b) Any determination or interpretation by the Committee pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control. This Agreement and the Plan represent the entire agreement between you and the Company, and you and all Affiliates, regarding your Restricted Units. No promises, terms, or agreements of any kind regarding your Restricted Units that are not set forth, or referred to, in this Agreement or in the Plan are part of this Agreement. In the event any provision of this Agreement is held illegal or invalid, the rest of this Agreement will remain enforceable.

(c) Your Restricted Units are not Shares and do not give you the rights of a holder of Shares. You will not be credited with additional Restricted Units on account of any dividend paid on Shares.

(d) The Committee may, in its discretion, settle your Restricted Units in the form of Shares. To the extent the Committee does so, the Committee may, in its discretion, require you at any time to immediately sell Shares you acquire under this Agreement, in which case, the Company shall have the authority to issue sales instructions in relation to such Shares on your behalf. No Shares will be issued or no cash will be paid if that issuance or payment would result in a violation of applicable law, including United States securities laws and any other applicable securities laws.

(e) Payment pursuant to your Restricted Units is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. The Company’s grant of Restricted Units to you is not intended to be a public offering of securities outside the United States, and the Company has not submitted any registration statement, prospectus, or other securities filing with authorities outside the United States, except where required by law. Your Restricted Units have not been, and will not be, reviewed by or registered with any securities authorities outside the United States, including but not limited to the securities authorities of Argentina. To the extent applicable, in accordance with Circular 99 of 2001, from Chile’s Superintendence of Securities, the grant of the Restricted Units hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. To the extent this is a private placement in Chile, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of any securities authorities in Chile. This Agreement and all other materials pertaining to your Restricted Units have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to this offer. If you have any doubts about any of the contents of the materials pertaining to your Restricted Units, you should obtain independent professional investment advice.

(f) You agree to repatriate all payments under this Agreement (or cash attributable to Shares you acquire under this Agreement) to the extent required under any applicable legal requirements, such as foreign exchange rules and regulations in your country of residence or country of employment.

(g) Your Restricted Units are subject to the Company’s performance-based compensation recoupment policy in effect from time to time.

(h) Regardless of any action the Company or any Affiliate takes with respect to any or all tax withholding (including social insurance contributions and payment on account obligations, if any), you acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your beneficiary or estate) and that neither the Company nor any Affiliate makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of any of your Restricted Units, including the grant or payment on account of the Restricted Units, and that neither the Company nor any Affiliate commits to structure the terms of the grant of or any aspect of any Restricted Units to reduce or eliminate your (or you estate’s or any heir’s) liability for such tax. You agree to take any and all actions as may be required to comply with your personal tax obligations.

(i) If you are resident and/or employed in a country that is a member of the European Union, this Agreement is intended to comply with the provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Equal Treatment Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement are invalid or unenforceable, in whole or in part, under the Equal Treatment Rules, the Committee, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

(j) You agree that this Agreement and any other documents related to the Plan or your Restricted Units are to be presented to you in English, except where prohibited by law. If any such document is translated into a language other than English, the English version will control, to the extent permitted by applicable law.

(k) The collection, processing and transfer of your personal data (collectively “Data Handling”) is necessary for the Company’s administration of the Plan, this Agreement and your Restricted Units, and such Data Handling shall be done consistent with applicable law, the data privacy consents, if any, signed by you, the terms of your employment contract (if any) and/or your local company’s governing policies with respect to data privacy.

(l) In accepting this Agreement, you acknowledge, to the extent allowed by law, that:

(1) the Plan and this Agreement are each established voluntarily by the Company and its Affiliates, and that each is discretionary in nature and may be modified, suspended or terminated at any time, as provided in the Plan and this Agreement, respectively, and such change or the end of your participation in the Plan shall not constitute a change or impairment of the terms and conditions of your employment or give rise to any liability to you;

(2) the grant of your Restricted Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Units, or benefits in lieu of Restricted Units, even if Restricted Units have been granted repeatedly in the past;

(3) all decisions with respect to future Restricted Unit grants, if any, will be at the discretion of the Committee, including, but not limited to, the timing of any grants, the number of Restricted Units and vesting provisions;

(4) your participation in the Plan is voluntary;

(5) the Restricted Units are an extraordinary item which is outside the terms and conditions of your employment and the scope of your employment contract, if any;

(6) the Restricted Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(7) the Restricted Unit grant will not be interpreted to form an employment contract or relationship with any Affiliate or the Company, and you are not an employee of the Company;

(8) the future Closing Price of Shares is unknown and cannot be predicted with certainty;

(9) to the fullest extent permitted by law, no claim or entitlement to compensation or damages arises from termination of the Restricted Units or diminution in value of the Restricted Units and you irrevocably release the Company and each Affiliate from any such claim that may arise;

(10) in the event of the termination of your employment, neither your eligibility, nor any right to receive Restricted Units, nor any period within which payment may be made on account of your Restricted Units, if any, will be extended beyond the period specified under this Agreement by any notice period mandated under law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the termination of your employment, your right to payment on account of your Restricted Units, if any, will not be extended by any notice period mandated under law; and

(11) you have been granted Restricted Units as a consequence of the commercial relationship between the Company and the Affiliate that employs you, and the Affiliate that employs you is your sole employer.

(m) The Company may impose other requirements as a condition of your Restricted Units, to the extent the Committee determines, in its discretion, that such other requirements are necessary or advisable in order to comply with law or facilitate the operation or administration of this Agreement, your Restricted Units, or the Plan. To the extent the Company determines in its discretion that you are required to execute any document or undertaking for this purpose, you agree to do so.

13. Amendments. The Committee has the exclusive right to amend this Agreement as long as the amendment does not adversely affect any of your previously-granted Awards in any material way (without your written consent) and is otherwise consistent with the Plan. The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.

14. Post-Employment Terms Applicable to Insiders.

(a) The terms of this Section 14 shall apply if you are an Insider at any time during the Period of Restriction for a Unit Tranche, notwithstanding any other terms of this Agreement, other than Section 3, to the contrary. If a Change of Control occurs prior to the finding described in Section 14(b), any applicable terms of Section 3 will supersede the terms of this Section 14.

(b) If the Committee reasonably finds that, at any time during the Period of Restriction for a Unit Tranche, whether during your employment with the Company and its Affiliates or thereafter, you directly or indirectly owned any interest in, managed, controlled, participated in, consulted with, or rendered services, as an officer, director, employee, partner, member, consultant, independent contractor or agent, to any person or entities currently engaged in business activities which compete (or will compete based on the anticipated plans of the Company at the time of your employment termination) with the business of MetLife in the United States, United Arab Emirates, Hong Kong (Special Administrative Region of the People’s Republic of China), Argentina, United Kingdom and/or in any other country in which MetLife conducts business or has plans to conduct business during your employment or as of the date your employment terminated, then, to the maximum extent permissible by law, your Outstanding Unit Tranches will be immediately forfeit.

(c) Notwithstanding the terms of Section 11 to the contrary, this Section 14 will be construed in accordance with and governed by the laws of the State of New York, regardless of the law that might be applied under principles of conflict of laws.

15. Additional Terms.

(a) You acknowledge that, subject to the terms of Section 15(d) of this Agreement, the obligation to make each payment due under this Agreement, if any, shall be the obligation of the Global Affiliate. The obligation to make payments under this Agreement shall be unfunded and unsecured. In no event shall the Company be obligated to make payments due under this Agreement. The Global Affiliate and you agree and acknowledge that, to the extent consistent with applicable law, neither the Restricted Units, this Agreement, the Plan nor any rights, obligations, terms and conditions set forth therein or in connection therewith, constitute securities, negotiable instruments, or derivatives instruments or transactions.

(b) Payments pursuant to Section 3, which describe how a Change of Control during the Performance Period will affect your Restricted Units, will be made in your then-current payroll currency (or another currency of your choosing) at a reasonable U.S. currency exchange rate chosen in good faith by the Committee or the Paying Affiliate. Otherwise, any payment due to you will be made in your then-current payroll currency (or other currency of the Committee’s or Paying Affiliate’s choosing) at a United States currency exchange rate determined by the Committee or the Paying Affiliate in the discretion of the Committee or the Paying Affiliate.

(c) To the extent any separate or additional consideration is necessary under applicable law to effectuate the parties’ intentions to be bound by the terms of this Agreement, you agree to pay US$1.00 (One Dollar 00/100 currency of the United States) to the Global Affiliate, which shall not be refundable to you.

(d) Notwithstanding anything in this Agreement to the contrary, the Committee may, at any time prior to payment for your Restricted Units, in its sole discretion, find that the Company or an Affiliate has made an award to you intended to substitute for the Restricted Units (including but not limited to a contingent right to acquire Shares), and that such substitute award is subject to such material terms and conditions that are no less favorable than the material terms and conditions governing your Restricted Units and that provide for the same timing for payment as apply to your Restricted Units. Upon such a finding, the Committee may, in its sole discretion, cancel your Restricted Units in light of that substitute award without additional compensation to you.

IN WITNESS WHEREOF, the Global Affiliate. has caused this agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.